Exhibit 99.1

PRESS RELEASE CONTACT: MICHAEL SENKEN

PHONE: (678) 384-6720

MiMedx Group Announces Record

First Quarter Results

KENNESAW, Georgia, May 2, 2012 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the quarter ended March 31, 2012.

•	Revenue Increases over 250%

•	Positive Adjusted EBITDA* Achieved for the First Time in Company History

•	Company Achieves Another Reimbursement Milestone for EpiFix®

Highlights of First Quarter 2012 Results

The Company recorded record revenue for the first quarter of 2012, with revenue of $3.7 million, a 255% or $2.7 million increase over first quarter of 2011 revenue of $1.0 million, and a 41% increase over fourth quarter of 2011 revenue of $2.6 million. The Company’s earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA*) for the quarter ended March 31, 2012, were a record high of $314,000, a $2.6 million improvement as compared to the Adjusted EBITDA loss of $2.3 million for the first quarter of 2011. The Company also reported record gross margins for the quarter.

Management Commentary on First Quarter Results

Parker H. “Pete” Petit, Chairman and CEO, stated, “We have worked diligently to achieve positive EBITDA for the first quarter. This is a very important milestone for our shareholders, and we are very pleased that we have passed the threshold into positive EBITDA, which is a signal that we are approaching positive cash flow. Our first quarter results were driven not only by increased revenue, but also by dramatically improved gross margins and reduced spending in research and development. Our reported gross margins for the first quarter were 74%, more than a twofold improvement over 2011 gross margins of 32%. Sales in the wound care, spine and orthopedics/sports medicine markets were the greatest contributors to our significant improvement in gross margins. We continue to receive excellent reception and interest among physicians as we market our allografts from our two amniotic tissue technology platforms, AmnioFix® and EpiFix®. In fact, we finished the first quarter with a strong surge of allograft orders that were fulfilled in the early part of the second quarter.”

“During the first quarter of the year, we commenced the nationwide launch of AmnioFix® Injectable, our newest tissue offering,” commented Bill Taylor, President and COO. “AmnioFix® Injectable is an allograft composed of micronized amniotic tissue that is injectable and offers surgeons a clear advantage due to its natural ability to reduce inflammation at the injection site and enhance soft tissue healing of micro-tears in tendon tissue. The initial reception for AmnioFix® Injectable has been very gratifying, and it should be a significant contributor to our continued growth. We are excited about the potential of our AmnioFix® technology and very pleased that the physicians doing procedures for the soft tissue trauma, nerve and tendon protection, spinal applications and sports medicine markets are embracing our offerings.”

The Company also reported that it has received a positive preliminary decision for the Q-Code from the Centers for Medicare and Medicaid Services (CMS) for its EpiFix® allograft. If confirmed in November 2012, it will be effective January 1, 2013. In the fourth quarter of 2011, MiMedx was awarded the Epifix® C-Code. The Q-Code is the next step for MiMedx in the reimbursement process through CMS and another significant indicator in the acceptance by CMS of the uses of the Company’s wound care allograft in treating Medicare patients with chronic wounds. The Q-Code will replace the C-Code and will be the foundation for EpiFix® reimbursement long term.

Balance Sheet and Other Financials

The Company reported that its current assets increased to $7.1 million at the end of the first quarter, as compared to $6.9 million at December 31, 2011. Current liabilities declined $1.1 million from $7.9 million as of December 31, 2011, to $6.8 million as of March 31, 2012. “We are very pleased with the progress we have made in strengthening our balance sheet, and this will remain a key focus for the Company,” commented Mike Senken, Chief Financial Officer.

Cash as of March 31, 2012, was $3.0 million, a decrease of $1.1 million compared to $4.1 million, as of December 31, 2011. The decrease in cash was due primarily to increases in working capital in support of revenue growth including accounts receivable, inventory and prepaid expenses.

For the quarter ended March 31, 2012, the Company recorded a net loss of $1.1 million, or $0.01 per diluted common share, a $2.3 million improvement as compared to the net loss of $3.4 million, or $0.05 per diluted common share, recorded for the quarter ended March 31, 2011. The net loss included significant non-cash related expenses for share-based compensation expense, depreciation expense and amortization of intangibles and debt discount as discussed below.

Discussion of Other Income (Expense)

To secure the necessary financing to fund working capital growth, the Company needed to provide investors with a market competitive offering reflective of the potential risks and rewards related to the Company’s share price. In December 2011, the Company secured $5 million in convertible senior secured promissory notes with accompanying warrants. Although the warrants tied to the note would be paid in Company stock, current generally accepted accounting principles (GAAP) rules require these warrants to be treated as interest expense (“debt discount”) on the Statement of Operations when they are tied to a debt instrument such as a convertible note. The Company reported approximately $219,000 in non-cash financing expense associated with the debt discount recognized in connection with the senior secured promissory notes as compared to $0 in 2011. Interest expense for the three months ended March 31, 2012 was approximately $243,000 as compared to approximately $91,000 in the prior year. The increase in reported interest expense of approximately $152,000 includes approximately $150,000 in coupon interest related to the $5M convertible promissory note, the convertible note with related party and the convertible debt related to the acquisition.

Use of non-GAAP financial measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with GAAP. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies.

*Adjusted EBITDA is Earnings before interest, taxes, depreciation, amortization and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Earnings Call

MiMedx management will host a live broadcast of its first quarter of 2012 conference call on Wednesday, May 2, 2012, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials” is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies, processed from the human amniotic membrane, utilize our proprietary Purion® process that was developed by our wholly-owned subsidiary, Surgical Biologics, to produce a safe, effective and minimally manipulated implant for homologous use. Surgical Biologics is the leading supplier of amniotic tissue, having supplied over 70,000 implants to date to distributors and OEMs for application in the Ophthalmic, Orthopedics, Spine, Wound Care and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the anticipated growth in demand for the Company’s tissue offerings, including AmnioFix® Injectable; the market opportunities in wound care, soft tissue trauma, nerve and tendon repair; spinal applications and sports medicine; and the potential applications for the Company’s tissue offerings. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the anticipated demand for the Company’s tissue offerings does not materialize as expected, that reimbursement for the Company’s products is low or that a significant number of payors do not reimburse at all, that the numerous medical applications for the Company’s tissue offerings do not materialize, that the Company may not be able to sustain profitability, that the Company’s products and services may not gain the anticipated acceptance in the marketplace or that acceptance may be delayed, that the Company may not be successful in ramping up its production capabilities and capacity to serve the anticipated demand for its tissue offerings, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2011. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Net sales	$3,705,808	$1,043,487
OPERATING COSTS AND EXPENSES:
Cost of products sold	958,855	710,117
Research and development expenses	407,072	962,224
Selling, general and administrative expenses	2,971,246	2,627,492

LOSS FROM OPERATIONS	(631,365)	(3,256,346)
OTHER INCOME (EXPENSE), net
Financing expense associated with the debt discount recognized in connection with the senior secured promissory notes	(218,701)	—
Interest expense, net	(243,586)	(91,216)

LOSS BEFORE INCOME TAXES	(1,093,652)	(3,347,562)
Income taxes	—	—

NET LOSS	$(1,093,652)	$(3,347,562)

Net loss per common share
Basic and diluted	$(0.01)	$(0.05)

Shares used in computing net loss per common share
Basic and diluted	74,872,122	70,333,476

See notes to condensed consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$3,021,266	$4,112,326
Accounts receivable, net	2,853,552	1,891,919
Inventory, net	795,516	712,602
Prepaid expenses and other current assets	377,495	164,664

Total current assets	7,047,829	6,881,511
Property and equipment, net of accumulated depreciation of $1,924,861 and $1,814,473, respectively	805,817	869,411
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization of $3,802,492 and $3,468,515, respectively	14,756,508	15,090,485
Deposits and other long term assets	209,595	214,342

Total assets	$26,860,192	$27,096,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,825,765	$2,300,638
Deferred rent current	6,620	6,620
Convertible line of credit with related party, net of unamortized discount of $549,779 and $46,746, respectively, plus accrued interest of $58,931 and $42,726, respectively	809,152	1,295,980
Convertible debt related to acquisition, net of unamortized discount of $90,156 and $170,509, respectively, plus accrued interest of $59,836 and $49,315, respectively	969,680	1,128,806
Current portion of earn-out liability payable In MiMedx common stock	3,185,223	3,185,223

Total current liabilities	6,796,440	7,917,267
Earn-out liability payable in MiMedx common stock, net of current portion	4,225,280	4,225,280
Convertible Senior Secured Promissory Notes, net of unamortized discount of $2,049,190 and $2,263,145, respectively, plus accrued interest of $68,518 and $7,732, respectively	3,019,328	2,744,587
Other liabilities	322,464	312,493

Total liabilities	14,363,512	15,199,627

Commitments and contingency (Note 12)	—	—
Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; 78,139,596 issued and 78,089,596 outstanding for 2012 and 74,306,895 issued and 74,256,895 outstanding for 2011	78,139	74,307
Additional paid-in capital	75,558,539	73,868,604
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(63,114,998)	(62,021,346)

Total stockholders’ equity	12,496,680	11,896,565

Total liabilities and stockholders’ equity	$26,860,192	$27,096,192

See notes to condensed consolidated financial statements

MiMedx Group, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization and Share Based Compensation:

	Three Months Ended March 31,
	2012	2011
Net Loss (Per GAAP)	$(1,093,652)	$(3,347,562)
Add back:
Income Taxes	—	—
Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	80,353	72,918
Financing expense associated with beneficial conversion of Line of Credit with Related Party	11,423	—
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	213,954	—
Other interest expense, net	156,557	18,298
Depreciation Expense	110,388	116,180
Amortization Expense	333,977	333,978
Employee Share Based Compensation	400,049	380,373
Other Share Based Compensation	100,936	107,560

Earnings/(Loss) Before Interest, Taxes, Depreciation, Amortization and Share Based Compensation	$313,985	$(2,318,255)